Exhibit 10.1

Execution

SECOND OMNIBUS AMENDMENT

Dated as of May 26, 2006

Among

ELECTRONIC ARTS REDWOOD LLC,

as Lessee,

ELECTRONIC ARTS INC.,

as Guarantor,

SELCO SERVICE CORPORATION

(doing business in California as “Ohio SELCO Service Corporation”),

as Lessor,

THE VARIOUS LIQUIDITY BANKS PARTY HERETO,

as Liquidity Banks,

THE BANK OF NOVA SCOTIA,

as Documentation Agent

and

KEYBANK NATIONAL ASSOCIATION,

as Agent

SECOND OMNIBUS AMENDMENT

This SECOND OMNIBUS AMENDMENT (this “Amendment”) is entered into as of May 26, 2006 among, ELECTRONIC ARTS REDWOOD LLC, a Delaware limited liability company, as Lessee (the “Lessee”); ELECTRONIC ARTS INC., a Delaware corporation, as Guarantor (the “Guarantor”); SELCO SERVICE CORPORATION, an Ohio corporation (doing business in California as “Ohio SELCO Service Corporation”), as Lessor (the “Lessor”); each of the liquidity banks party hereto (each, a “Liquidity Bank” or, sometimes referred to as a “Purchaser” and collectively, the “Liquidity Banks” or sometime referred to as the “Purchasers”); THE BANK OF NOVA SCOTIA, as Documentation Agent (the “Documentation Agent”); and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Appendix A to the Participation Agreement dated as of July 16, 2001 (as amended, supplemented, restated or otherwise modified from time to time, referred to as the “Participation Agreement” or sometimes as the “Credit Agreement”) among certain of the parties party hereto, and the rules of interpretation set forth in such Appendix shall apply to this Amendment.

W I T N E S S E T H :

WHEREAS, the parties hereto wish to amend the Operative Documents to extend the Maturity Date to July 16, 2007; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Operative Documents. (a) From and after the Amendment Effective Date, the Participation Agreement is hereby amended to include a new section, Section 15.19, as follows:

“Section 15.19. Request for Extension of Maturity Date; Replacement of Non-Consenting Purchasers”

(a) If, three (3) months prior to the Maturity Date, the stated maturity date of the Notes is still scheduled to occur prior to July 16, 2009, the Lessee on behalf of the Lessor shall, not later than the date occurring three (3) months prior to the then effective Maturity Date, request that the holder or holders of the Notes extend the then stated Maturity Date of the Notes (1) for an additional one (1) year period, to July 16, 2008, and (2) thereafter, if the stated Maturity Date of the Notes is still scheduled to occur prior to July 16, 2009, for a second additional one (1) year period, to July 16, 2009. In the event any holder or holders of the Notes elect not to extend such stated Maturity Date in such holder’s or holders’ sole discretion, the Lessee (i) may procure an Eligible Assignee for such Note(s) upon the same terms and conditions as are set forth in Section 4.7 of the Participation Agreement pertaining to Affected Parties, (ii) without prejudice to its ability to exercise the Remarketing Option, may, at its election, purchase (or the Guarantor

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or any of its Affiliates may purchase) Note(s) in the principal amount equal to the Non-Residual Risk Tranche (the Lessor, the Lessee and the Guarantor agreeing and confirming that the principal amount thereof is $117,211,492.63) from holders thereof on or prior to such stated Maturity Date (such Notes, the “Guarantor Notes”) at a purchase price of par together with all accrued and unpaid interest and fees, expenses and other amounts payable in connection therewith without recourse or representation or warranties of any kind, and the Residual Risk Tranche of the Notes (the Lessor, the Lessee and the Guarantor agreeing and confirming that the principal amount thereof is $9,573,749.93 and which is currently held entirely by KeyBank National Association) will remain outstanding and held by a Lender, or (iii) may elect to allow the Maturity Date to continue unchanged in which case the provisions of Section 14(a)(iv) of the Master Lease shall apply. Lessee shall provide to Lessor and Agent written notice of which of the above options it elects. If the Lessee does not provide such notice then Lessee shall be deemed to have elected the option set forth in (iii) above.

(b) In the event Lessee, Guarantor or any of their Affiliates elects the option set forth in Section 15.19(a)(ii) above, the following provisions will apply:

(i) The Maturity Date of the Notes will be deemed to have been extended to July 16, 2009.

(ii) In the event of any acquisition by any of the Guarantor, Lessee or any of their Affiliates (herein, the “Guarantor Parties”) of the Guarantor Notes, the Guarantor Parties shall not have any voting rights pursuant to the Operative Documents as a Purchaser, Lessor Party or a Consenting Party. Without limiting the generality of the foregoing, with respect to calculating the voting percentage, any Guarantor Notes held by any Guarantor Party shall be treated as if the balance of the principal respecting such Guarantor Notes was zero dollars ($0) and shall not be counted for purposes of determining the Consenting Parties and in no event will the Guarantor be entitled to vote on matters requiring a unanimous vote. No purchase by the Guarantor Parties of the Guarantor Notes pursuant to this Section 15.19 shall permit (or be interpreted to permit) the Guarantor or the Lessee to offset or credit any amounts due to Guarantor as a holder of the Guarantor Notes against any obligations of the Lessee Parties under the Operative Documents (including without limitation the obligation of the Lessee to pay Rent).

(iii) Upon the occurrence and during the continuation of any Lease Default or Lease Event of Default, the rights of any Guarantor Party to any and all amounts otherwise payable to such Guarantor Party (as the holder of the Guarantor Notes) pursuant to the Operative Documents shall be subordinated and deferred (and the rights of the Guarantor Parties to such amounts shall be voided

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without further action for the duration of any such Lease Default or Leave Event of Default) until such time as all amounts payable to all other Transaction Parties as of such time pursuant to any of the Operative Documents have been paid in full.

(b) From and after the Amendment Effective Date, the definition of “Maturity Date” contained in Appendix A to the Participation Agreement shall be and is hereby amended in its entirety and restated as follows:

“Maturity Date” means July 16, 2007.

(c) From and after the Amendment Effective Date, the definition of “Maturity Date” contained in the first paragraph of each Note shall be and is hereby amended in its entirety and restated as follows:

“Maturity Date” means the earliest of: (i) July 16, 2007 subject to extension pursuant to Section 15.19 of the Credit Agreement; or (ii) such earlier date as the Agent shall deliver notice of an Acceleration Event.

(d) From and after the Amendment Effective Date, the first sentence of Section 12.1(a) of the Master Lease shall be and is hereby amended in its entirety and restated as follows:

“(a) Not later than one hundred eighty (180) days prior to the expiration date of the KeyBank Financing Term or of the non-cancelable term of any substitute or replacement financing under any successor Credit Agreement, Lessee shall have given to the Lessor and the other Lessor Parties written notice (a “Remarketing Notice”) of Lessee’s exercise of the Remarketing Option, which exercise shall be irrevocable.”

(e) From and after the Amendment Effective Date, the definition of “KeyBank Financing Term” contained in the Master Lease shall be and is hereby amended in its entirety and restated as follows:

“KeyBank Financing Term” means a period commencing on (and including) the Initial Funding Date (as defined in the Credit Agreement) and ending on (but excluding) the Maturity Date unless the same is (a) extended pursuant to Section 15.19 of the Credit Agreement (but in no event later than July 16, 2009), or (b) earlier terminated.”

Section 2. Representations and Warranties. The Lessee and the Guarantor each hereby represents and warrants to the Agent, the Purchasers and the Lessor that, as of the date hereof, (a) no Lease Default or Lease Event of Default has occurred and is continuing, and (b) the transactions contemplated by this Amendment and the other Operative Documents to which it is a party and the transactions contemplated hereby and thereby (i) are within its respective corporate authority and legal right, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which it is subject or any judgment, order, writ, injunction,

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license or permit applicable to it which could have a Material Adverse Effect, (iv) do not conflict with any provision of its corporate charter or bylaws of, or any agreement or other instrument binding upon it, (v) do not require any consent, approval or authorization of any Governmental Authority or any other Person not a party hereto and (vi) do not result in, or require the creation or imposition of, any Lien on any of its properties other than as contemplated by the Operative Documents.

Section 3. Ratification; Continuing Effectiveness. After giving effect to the amendments and agreements contained herein, the parties hereto agree that, as heretofore and herein amended, the Participation Agreement, the Master Lease and each of the Operative Documents (including, without limitation the Master Lease and Guaranty, but not including the Liquidity Documentation) shall remain in full force and effect and each of the agreements and obligations contained therein (as previously amended and as amended hereby) is hereby ratified and confirmed in all respects. After the Amendment Effective Date, all references to any of the Operative Documents contained in the Operative Documents shall refer to such Operative Document as amended hereby.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 5. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of California applicable to contracts made and to be performed entirely within such state.

Section 6. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 7. Further Assurances. The parties hereto shall take or cause to be taken from time to time all action reasonably necessary to assure that the intent of the parties hereunder is given effect. The parties hereto shall execute and deliver, or cause to be executed and delivered, to the other parties hereto from time to time, promptly upon request therefor, any and all other and further instruments that may be reasonably requested by any party hereto to cure any deficiency in the execution and delivery of this Amendment or any other Operative Document to which it is a party.

Section 8. Effectiveness. The amendments set forth in Sections 1 above shall become effective as of the date hereof (the “Amendment Effective Date”) upon (a) the Agent’s receipt of counterparts of this Amendment executed by the Lessee, the Guarantor, the Agent, the Lessor and the Liquidity Banks, (b) the Agent’s receipt of satisfactory evidence as to proper authorization of the Lessee and the Guarantor to enter into the extensions contemplated hereby, and (c) the Lessee’s payment of all fees and expenses set forth in that certain letter agreement dated May 18, 2006 (and accepted by Lessee and Guarantor on May 22, 2006) by and among KeyBanc Capital Markets, Lessee and Guarantor.

[Signature Pages to Follow]

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This Amendment is entered into between us for the uses and purposes hereinabove set forth as of the date first above written

Lessee:	ELECTRONIC ARTS REDWOOD LLC, a Delaware limited liability company, as Lessee

	By	/s/ Glen Kohl
	Name	Glen Kohl
Its Senior Vice President

Guarantor:	ELECTRONIC ARTS INC.

	By	/s/ Ken Barker
	Name	Ken Barker
Its SVP, Chief Accounting Officer

Lessor:	SELCO SERVICE CORPORATION (doing business in California as “Ohio SELCO Service Corporation”)

	By	/s/ Donald C. Davis
Donald C. Davis
Its Vice President

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Agent:	KEYBANK NATIONAL ASSOCIATION

	By	/s/ Kim A. Richmond
Kim A. Richmond
Its Portfolio Manager

Liquidity Bank:	KEYBANK NATIONAL ASSOCIATION

	By	/s/ Kim A. Richmond
Kim A. Richmond
Its Portfolio Manager

Liquidity Bank:	JPMORGAN CHASE BANK, N.A.

	By	/s/Anthony Galea
Anthony Galea
Its Associate

Liquidity Bank:	BNP PARIBAS

	By	/s/ Barry Mendelsohn
Barry Mendelsohn
Its Director

Liquidity Bank:	U.S. BANK NATIONAL ASSOCIATION

	By	/s/ Scott T. Smith
Scott T. Smith
Its Vice President

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Liquidity Bank and Documentation Agent:	THE BANK OF NOVA SCOTIA

	By	/s/ Ajit Goswami
Ajit Goswami
Its Director

Liquidity Bank:	BANK OF AMERICA, NATIONAL ASSOCIATION

	By	/s/ Lee Merkle-Raymond
Lee Merkle-Raymond
Its Managing Director

Liquidity Bank:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By	/s/ Jillian L.R. Bales
Jillian L.R. Bales
Its Vice President

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